Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Equity Distribution Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report dated July 24, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Equity Distribution Acquisition Corp. as of July 14, 2020 and for the period from July 7, 2020 (inception) through July 14, 2020 appearing in the Registration Statement on Form S-1, as filed (file No. 333-248463), of Equity Distribution Acquisition Corp.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 15, 2020